EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CHARMING SHOPPES REPORTS THIRD QUARTER RESULTS

●	Comparable store sales for the third quarter ended October 30, 2010 increased 3%; e-commerce sales increased 40%;

●	Total net sales increased 1% to $463.6 million for the third quarter, compared to $460.2 million for the prior year period;

●
Adjusted EBITDA* was $4.0 million compared to $6.3 million in the third quarter of the prior year, and net loss per diluted share was $(0.16), compared to net loss per diluted share of $(0.42) in the third quarter of the prior year;

●	Cash was $104 million, and total liquidity was $251 million, including net availability of $147 million on fully committed and undrawn revolving line of credit.

*(refer to GAAP to non-GAAP reconciliation, below)

Bensalem, PA, December 1, 2010 – Charming Shoppes, Inc. (NASDAQ: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three and nine month periods ended October 30, 2010.

Commenting on the results for the quarter, Anthony M. Romano, Executive Vice President and Chief Operating Officer of Charming Shoppes, Inc. said, “We continue to make progress on executing our merchandise strategies.  We experienced increases in our total and comparable store sales performance, while increasing our gross margin 60 basis points during the period.  Our strong and competitive promotional activity drove improved traffic, especially later in the quarter.  Additionally, our online businesses continued to perform strongly, driving a 40% increase in e-commerce sales for the quarter.”

Romano continued, “Our customer is responding to our seasonal and year round merchandise offerings; however, this response requires compelling promotions in order to drive traffic and sales results.  We expect this challenging and competitive environment to continue into the fourth quarter and have planned aggressive marketing and merchandising programs in order to compete effectively.

“With regard to our inventory position, inventories increased 17% on a comparable cost basis for the quarter as compared to the prior year for three reasons.  First, our merchandising strategy to re-launch our Right Fit program means increases in the inventory of core pants including three fits and three lengths in each of the styles.  Second, the success of Intimate Apparel across all three of our brands has led to growth of our in-stock inventory programs in bras, panties and basic camisoles.  These first two strategic drivers comprise approximately 75% of the overall inventory increase and are less vulnerable to seasonality.  With careful size management and occasional style updates, they should be less susceptible to significant markdown risk.  The remainder of the inventory increase can be attributed to the addition of several key merchandise classifications including shoes, boots, juniors and gifting categories and to the fact that we placed our Holiday floor set at the end of October, two weeks earlier than last year.

“As to our profitability, we continue to be disappointed by our current EBITDA performance.  We recognize that in order to improve on our results we must consistently deliver on our brand promise --- offer compelling product assortments that are trend right and easy to outfit, and offer a consistent and comfortable fit, all with the proper value for her lifestyle needs.  Accordingly, we are diligently working to further improve our merchandise strategies and assortments, with renewed emphasis and focus on sound inventory management principles.  Our year over year decrease in EBITDA for the third quarter was as a result of a 190 basis point increase in Selling, General and Administrative expense as a percent of sales.  This increase was primarily associated with lower income of approximately $6.5 million, year over year, from our private-label credit card operations.  This relates to the difference in the income when the program was operated by the Company compared to the income earned from its current credit processor, and represented 140 basis points of the 190 basis point increase.  Without the impact of the lower income from our credit card operations, SG&A deleveraged by 50 basis points, as a result of increased costs, year over year, primarily related to marketing expense.”

Third Quarter Consolidated Results

●
Net sales for the three months ended October 30, 2010 increased $3.4 million or 0.7% to $463.6 million, compared to $460.2 million for the three months ended October 31, 2009.  The increase in sales was related to a 3% increase in comparable store sales and an increase in e-commerce sales, largely offset by the impact of operating 129 fewer stores than in the year ago period.  E-commerce sales increased 40% to $30.4 million, compared to $21.7 million in the year ago period.

●
Gross profit increased $4.9 million, or 2.1% to $241.7 million in the quarter, compared to $236.8 million in the same quarter last year, related to an increase in the gross margin rate, as well as slightly higher sales volumes.  The gross margin increased by 60 basis points to 52.1% for the quarter ended October 30, 2010, compared to 51.5% for the quarter ended October 31, 2009.  The year over year improvement is related to more efficient buying associated with the shift of a higher percentage of apparel product to our direct sourcing operation.

●
Total operating expenses, excluding restructuring and other charges, increased $5.3 million, or 2.1% to $254.1 million or 54.8% of sales in the quarter, compared to $248.8 million or 54.1% of sales in the same quarter last year (refer to GAAP to non-GAAP reconciliation, below).  The change is related to an increase in Selling, General and Administrative expense of $9.5 million, or 7.0%, primarily associated with lower income from credit operations of approximately $6.5 million compared to a year ago, as well as incremental advertising.  This increase was somewhat offset by a decrease in Occupancy and Buying expense of $2.3 million, or 2.5% associated with lower rent expense as a result of the operation of fewer stores and lease renegotiations.

●
The quarter ended October 30, 2010 included restructuring and other charges of $3.2 million, including $2.9 million for cash severance and non-cash equity compensation costs related to the resignation of the Company’s former Chief Executive Officer.  The quarter ended October 31, 2009 included restructuring and other charges of $14.7 million primarily related to lease termination charges and accelerated depreciation on discontinued or divested catalog businesses, and charges of $13.4 million related to the sale of the Company’s proprietary credit card receivables program.

●
Adjusted EBITDA (refer to GAAP to non-GAAP reconciliation, below) was $4.0 million in the quarter, reflecting a decrease of $2.3 million, or 36.7% compared to $6.3 million in the prior year period, primarily related to increases in operating expenses.  Adjusted EBITDA as a percent of sales decreased 50 basis points to 0.9%, compared to 1.4% in the year ago period.

●
Loss from operations, excluding restructuring and other charges, was $12.4 million or 2.7% of sales in the quarter.  This compares to loss from operations of $11.9 million or 2.6% of sales for the prior year period, which excluded restructuring and other charges, as well as charges related to the sale of the Company’s proprietary credit card receivables program, (refer to GAAP to non-GAAP reconciliation, below).

●
Net loss on a GAAP basis was $18.8 million, 4.1% of sales, or $(0.16) per diluted share for the quarter, compared to net loss on a GAAP basis of $48.4 million, 10.5% of sales, or $(0.42) per diluted share in the prior year period. The year over year change in net loss was driven by decreased total operating expenses, including restructuring and other charges, increased gross profit dollars, and an income tax benefit as compared to an income tax provision in the previous year.

●
The Company’s cash position for the quarter ended October 30, 2010 was $104 million, compared to $187 million for the period ended January 30, 2010.  The change in cash from the beginning of the year is primarily related to the build of inventories, repurchases of the Company’s 1.125% Convertible Notes due 2014 (the “Notes”), and somewhat offset by a tax refund received during the second quarter. Total liquidity was $251 million, including $104 million in cash and $147 million of net availability under the Company’s undrawn committed line of credit.

●
The Company did not repurchase any of its Notes during the quarter ended October 30, 2010.  Year to date, the Company has repurchased Notes with an aggregate principal amount of $49.2 million for an aggregate purchase price of $38.3 million.  Program to date, the Company has repurchased Notes with an aggregate principal amount of $134.5 million for an aggregate purchase price of $88.9 million.

Commenting on the Company’s performance and liquidity, Eric M. Specter, Executive Vice President and Chief Financial Officer said, “Our liquidity remained at very healthy levels throughout the period, and included $104 million in cash and net availability of $147 million on our fully committed and undrawn revolving line of credit.  We did, however, experience a decrease in our cash position, compared to the year ago period, which was mainly attributable to the increase in inventories.  Our investments in increased inventory levels are reflected in our balance sheet and cash flow statement.

“During the third quarter, we focused on more effective management of our merchandise receipts for upcoming quarters.  As a result, we expect to moderate the third quarter inventory increase by the end of the fiscal year.”

Nine Months Consolidated Results

●
Net sales for the nine months ended October 30, 2010 decreased $39.6 million or 2.6% to $1.486 billion, compared to $1.526 billion for the nine months ended October 31, 2009.  The year over year decrease is related to 129 net store closings over the previous 12 months.

●
Comparable store sales increased 1% for the nine months, compared to a comparable store sales decrease of 14% in the prior year period.  E-commerce sales increased 37% to $92.4 million, compared to $67.3 million in the year ago period.

●
Gross profit decreased $20.8 million, or 2.6% to $767.4 million for the nine months, compared to $788.3 million in the same period last year, primarily attributable to lower sales volumes.  The gross margin decreased by 10 basis points from 51.7% of sales to 51.6% of sales for the nine months ended October 30, 2010.

●
Total operating expenses, excluding restructuring charges, decreased $4.4 million or 0.6% to $778.1 million or 52.4% of sales during the nine months, compared to $782.5 million or 51.3% of sales in the same period last year, (refer to GAAP to non-GAAP reconciliation, below).

●
Adjusted EBITDA (refer to GAAP to non-GAAP reconciliation, below) was $39.5 million or 2.7% of sales during the nine months, reflecting a decrease of $23.9 million or 37.7%, compared to $63.3 million or 4.2% of sales in the same period last year.  The decrease was primarily related to decreases in gross profit and increases in selling, general and administrative expenses.  Net loss on a GAAP basis was $23.6 million, 1.6% of sales, or $(0.20) per diluted share for the nine months, compared to net loss on a GAAP basis of $49.9 million, 3.3% of sales, or $(0.43) per diluted share in the prior year period.  The year over year change in net loss was driven by decreases in total operating expenses, and partially offset by decreases in gross profit.

Sales results for the three and nine month periods ended October 30, 2010 and October 31, 2009 were:

	For the Three Month Periods				For the Nine Month Periods
($ in millions)	Net Sales Period Ended 10/30/10	Net Sales Period Ended 10/31/09	Total Net Sales Change	Comparable Store Sales for the Period Ended 10/30/10	Net Sales Period Ended 10/30/10	Net Sales Period Ended 10/31/09	Total Net Sales Change	Comparable Store Sales for the Period Ended 10/30/10
Lane Bryant(1)	$227.5	$218.0	+4%	+4%	$722.8	$718.8	+1%	0%
Fashion Bug	156.4	157.5	-1%	+7%	505.1	530.9	-5%	+2%
Catherines	70.0	71.3	-2%	-6%	230.3	227.2	+1%	-3%
Direct-to-Consumer (primarily Figi’s)	9.7	9.4	+3%	NA	27.8	35.2	-21%	NA
Other (2)	-	4.0	NA	NA	-	13.5	NA	NA
Consolidated	$463.6	$460.2	+1%	+3%	$1,486.0	$1,525.6	-3%	+1%
(1)	Includes Lane Bryant Outlet Stores; (2) Includes Petite Sophisticate Outlet Stores, Lane Bryant Woman Catalog, shoetrader.com, Corporate and Other.

Charming Shoppes, Inc. will host its third quarter earnings conference call today at 9:15 a.m. Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following today’s conference call.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At October 30, 2010, Charming Shoppes, Inc. operated 2,095 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®.  The company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services. During the nine months ended October 30, 2010 the Company opened 7, relocated 6, converted 32 and closed 59 retail stores.  The Company ended the period with 856 Lane Bryant and Lane Bryant Outlet stores, 760 Fashion Bug and Fashion Bug Plus stores and 479 Catherines stores, comprising approximately 13,590,000 square feet of leased space.  For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.figis.com, and www.figisgallery.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
Total Operating Expenses, on a non-GAAP basis
For the Three and Nine Months Ended October 30, 2010 and October 31, 2009

(Pre-tax $ in millions)	3 Months Ended 10/30/10	3 Months Ended 10/31/09	9 Months Ended 10/30/10	9 Months Ended 10/31/09
Total operating expenses, on a GAAP basis	$257.3	$276.9	$782.8	$827.1
Restructuring and other charges	3.2	14.7	4.7	31.2
Sale of proprietary credit card receivables program	0.0	13.4	0.0	13.4
Total operating expenses excluding the above items	$254.1	$248.8	$778.1	$782.5
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Income / (loss) from Operations and Adjusted EBITDA, on a non-GAAP basis
For the Three and Nine Months Ended October 30, 2010 and October 31, 2009

(Pre-tax $ in millions)	3 Months Ended 10/30/10	3 Months Ended 10/31/09	9 Months Ended 10/30/10	9 Months Ended 10/31/09
(Loss) from operations, on a GAAP basis	$(15.6)	$(40.1)	$(15.4)	$(38.8)
Restructuring and other charges	3.2	14.7	4.7	31.2
Sale of proprietary credit card receivables program	0.0	13.4	0.0	13.4
Income / (Loss) from operations, excluding the above items, on a non-GAAP basis	$(12.4)	$(11.9)	$(10.7)	$5.8
Depreciation and amortization	16.4	18.3	50.1	57.5
Adjusted EBITDA	$4.0	$6.3	$39.5	$63.3
Results may not add due to rounding.

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude certain charges that the Company does not consider part of its ongoing operating results when assessing the performance of the Company, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. We believe that adjusted EBITDA, along with other measures, provides a useful pre-tax measure of our ongoing operating performance and our ability to meet debt service and capital requirements on a comparable basis excluding the impact of certain items and capital-related non-cash charges.  We use adjusted EBITDA, along with other measures, to monitor and evaluate the performance of our business operations and we believe that it enhances our investors’ ability to analyze trends in our business, compare our performance to other companies in our industry, and evaluate our ability to service our debt and capital needs.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, executive management changes, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to successfully execute our in-stock inventory strategy could result in higher than planned levels of promotional activity in order to sell through excess inventory, our inability to hire a suitable permanent Chief Executive Officer within a reasonable time could have a material adverse impact on our business, the failure to realize the benefits from the sale of our credit card program to, and the operation of our credit card program by, our third-party provider, the impact of changes in laws and regulations governing credit cards could limit the availability of, or increase the cost of, credit to our customers,  the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores segment, including store-related e-commerce, and direct-to-consumer segment, the failure to enhance the Company's merchandise and marketing and accurately predict fashion trends, customer preferences and other fashion-related factors, the failure of growth in the women's plus apparel market, the failure to continue receiving financing at an affordable cost through the availability of credit we receive from our bankers, suppliers and their agents, the failure to effectively implement our planned store closing plans, the failure to continue receiving accurate and compliant e-commerce and third-party processing services,  the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our e-commerce and direct-to-consumer businesses, extreme or unseasonable weather conditions, economic downturns, escalation of energy and transportation costs, adverse changes in the costs or availability of fabrics and raw materials, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the failure of our vendors to deliver quality and timely shipments in compliance with applicable laws and regulations, the interruption of merchandise flow from the Company's centralized distribution facilities and third-party distribution providers, inadequate systems capacity, inability to protect trademarks or other intellectual property, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

		3rd Quarter			3rd Quarter
		Ended			Ended
	Percent	October 30,	Percent		October 31,	Percent
(in thousands, except per share amounts)	Change	2010	of Sales (a)		2009	of Sales (a)

Net sales	0.7%	$463,619	100.0%		$460,237	100.0%
Cost of goods sold	(0.7)	221,918	47.9		223,421	48.5
Gross profit	2.1	241,701	52.1		236,816	51.5

Occupancy and buying	(2.5)	92,687	20.0		95,020	20.6
Selling, general, and administrative	7.0	145,016	31.3		135,479	29.4
Depreciation and amortization (b)	(10.4)	16,367	3.5		18,260	4.0
Sale of proprietary credit card receivables programs (c)	(100.0)	0	0.0		13,379	2.9
Restructuring and other charges (d)	(78.1)	3,234	0.7		14,746	3.2
Total operating expenses	(7.1)	257,304	55.5		276,884	60.2

Loss from operations	61.1	(15,603)	(3.4)		(40,068)	(8.7)

Other income, principally interest	123.2	442	0.1		198	0.0
Gain on repurchase of debt	(100.0)	0	0.0		1,264	0.3
Non-cash interest expense	(30.2)	(1,641)	(0.4)		(2,352)	(0.5)
Interest expense	(13.0)	(2,149)	(0.5)		(2,470)	(0.5)

Loss from operations before income taxes	56.4	(18,951)	(4.1)		(43,428)	(9.4)
Income tax (benefit)/provision	(102.9)	(141)	0.0		4,934	1.1

Net loss	61.1%	$(18,810)	(4.1	) %	$(48,362)	(10.5	) %

Loss per share:
Basic:
Net loss		$(0.16)			$(0.42)
Weighted average shares outstanding		115,794			115,816

Diluted:
Net loss		$(0.16)			$(0.42)
Weighted average shares outstanding		115,794			115,816

(a) Results may not add due to rounding.

(b) Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c) Primarily related to contract termination and transaction related costs, as well as severance and retention costs from the sale of our credit card receivables programs completed on October 30, 2009.

 (d)   Fiscal 2010 costs primarily relate to cash severance and non-cash equity compensation costs in connection with the resignation of our former CEO.  Fiscal 2009 costs were primarily related to lease termination charges and non-cash depreciation for the facilities and fixed assets retained from the sale of the non-core misses apparel catalog businesses that ceased operations in the 3rd Quarter of Fiscal 2009.

CHARMING SHOPPES, INC.
(Unaudited)

			Nine Months			Nine Months
			Ended			Ended
	Percent		October 30,	Percent		October 31,	Percent
(in thousands, except per share amounts)	Change		2010	of Sales (a)		2009	of Sales (a)

Net sales	(2.6	) %	$1,485,988	100.0%		$1,525,590	100.0%
Cost of goods sold	(2.5)		718,575	48.4		737,340	48.3
Gross profit	(2.6)		767,413	51.6		788,250	51.7

Occupancy and buying	(7.0)		276,791	18.6		297,660	19.5
Selling, general, and administrative	5.6		451,168	30.4		427,260	28.0
Depreciation and amortization (b)	(12.9)		50,115	3.4		57,534	3.8
Sale of proprietary credit card receivables programs (c)	(100.0)		0	0.0		13,379	0.9
Restructuring and other charges (d)	(84.8)		4,742	0.3		31,219	2.0
Total operating expenses	(5.3)		782,816	52.7		827,052	54.2

Loss from operations	60.3		(15,403)	(1.0)		(38,802)	(2.5)

Other income, principally interest	43.7		976	0.1		679	0.0
Gain on repurchase of debt	(85.1)		1,907	0.1		12,828	0.8
Non-cash interest expense	(27.9)		(5,615)	(0.4)		(7,786)	(0.5)
Interest expense	3.1		(6,745)	(0.5)		(6,541)	(0.4)

Loss from operations before income taxes	37.2		(24,880)	(1.7)		(39,622)	(2.6)
Income tax (benefit)/provision	(112.8)		(1,323)	(0.1)		10,318	0.7

Net loss	52.8%		$(23,557)	(1.6	) %	$(49,940)	(3.3	) %

Loss per share:
Basic:
Net loss			$(0.20)			$(0.43)
Weighted average shares outstanding			115,832			115,536

Diluted:
Net loss			$(0.20)			$(0.43)
Weighted average shares outstanding			115,832			115,536

(a) Results may not add due to rounding.

(b) Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c) Primarily related to contract termination and transaction related costs, as well as severance and retention costs from the sale of our credit card receivables programs completed on October 30, 2009.

(d) Fiscal 2010 costs primarily relate to cash severance and non-cash equity compensation costs in connection with the resignation of our former CEO and lease termination charges for our store closing program announced on March 30, 2010. Fiscal 2009 costs were primarily related to lease termination costs and non-cash accelerated depreciation for the facilities and fixed assets retained from the sale of the non-core misses apparel catalog businesses that ceased operations in the 3rd Quarter of Fiscal 2009 and other costs related to our multi-year transformational initiatives.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	October 30,	January 30,
(In thousands, except share amounts)	2010	2010
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$104,157	$186,580
Available-for-sale securities	0	200
Accounts receivable, net of allowances of $1,737 and $5,345	5,441	33,647
Merchandise inventories	394,508	267,525
Deferred taxes	7,826	5,897
Prepayments and other	109,345	128,053
Total current assets	621,277	621,902

Property, equipment, and leasehold improvements – at cost	1,029,933	1,026,815
Less accumulated depreciation and amortization	745,906	721,732
Net property, equipment, and leasehold improvements	284,027	305,083

Trademarks, tradenames, and internet domain names	187,132	187,132
Goodwill	23,436	23,436
Other assets	18,271	24,104
Total assets	$1,134,143	$1,161,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$176,922	$126,867
Accrued expenses	145,840	153,175
Current portion – long-term debt	6,477	6,265
Total current liabilities	329,239	286,307

Deferred taxes	54,291	52,683
Other non-current liabilities	173,731	186,175
Long-term debt, net of debt discount of $26,396 and $42,105	133,196	171,558

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 154,086,753 shares and 154,234,657 shares	15,409	15,423
Additional paid-in capital	507,515	505,033
Treasury stock at cost – 38,617,180 shares and 38,571,746 shares	(348,400)	(348,241)
Retained earnings	269,162	292,719
Total stockholders’ equity	443,686	464,934
Total liabilities and stockholders’ equity	$1,134,143	$1,161,657

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-nine Weeks Ended
	October 30,	October 31,
(In thousands)	2010	2009

Operating activities
Net loss	$(23,557)	$(49,940)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	51,593	58,908
Stock-based compensation	3,666	4,301
Sale of proprietary credit card receivables programs	0	13,379
Accretion of discount on 1.125% Senior Convertible Notes	5,615	7,786
Deferred income taxes	(321)	2,536
Gain on repurchases of 1.125% Senior Convertible Notes	(1,907)	(12,828)
Write-down of capital assets	0	8,935
Net loss from disposition of capital assets	723	182
Net gain from securitization activities	0	(2,465)
Changes in operating assets and liabilities
Accounts receivable, net	28,206	29,200
Merchandise inventories	(126,983)	(66,320)
Accounts payable	50,055	63,622
Prepayments and other	20,064	(13,369)
Accrued expenses and other	(21,071)	5,395
Proceeds from sale of retained interests in proprietary credit card receivables	0	85,050
Net cash provided/(used) by operating activities	(13,917)	134,372

Investing activities
Investment in capital assets	(29,217)	(16,313)
Proceeds from sale of certificates related to proprietary credit card receivables	0	51,250
Proceeds from sales of capital assets	318	1,719
Gross purchases of securities	0	(2,448)
Proceeds from sales of securities	200	8,588
Decrease in other assets	2,900	4,357
Net cash provided/(used) by investing activities	(25,799)	47,153

Financing activities
Repayments of long-term borrowings	(4,674)	(5,076)
Repurchases of 1.125% Senior Convertible Notes	(38,260)	(39,323)
Payments of deferred financing costs	0	(7,308)
Net payments for settlements of hedges on convertible notes	0	(31)
Net proceeds from shares issued under employee stock plans	227	398
Net cash used by financing activities	(42,707)	(51,340)

Increase/(decrease) in cash and cash equivalents	(82,423)	130,185
Cash and cash equivalents, beginning of period	186,580	93,759
Cash and cash equivalents, end of period	$104,157	$223,944